Exhibit 10.3

LOAN AGREEMENT

dated as of July 26, 2016

by and between

ANR, INC.
as Borrower

and
CONTURA ENERGY, INC.
as Lender

Exhibits
Exhibit A    Form of Promissory Note
Exhibit B    Form of Loan Notice
Exhibit C    Form of Compliance Certificate

Schedules

3

Schedule I    Existing PNC Letters of Credit

4

LOAN AGREEMENT
THIS LOAN AGREEMENT is made as of the 26 day of July, 2016, by and among ANR, Inc., a Delaware corporation (“Borrower”), the Guarantors (as hereinafter defined) party hereto and Contura Energy, Inc. (“Lender”).
PREAMBLE
WHEREAS, on August 3, 2015 (the “Petition Date”), Alpha Natural Resources, Inc., a Delaware corporation and certain of its Subsidiaries each filed voluntary petitions for relief under chapter 11 the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) and commenced their chapter 11 cases, which have been jointly administered under Case No. 15-99896-KGH (collectively, “Cases”); and
WHEREAS, on the Approved Plan Effective Date (as hereinafter defined), pursuant to the Plan of Reorganization (as hereinafter defined), Lender agreed to provide loans to Borrower subject to the terms and conditions set forth herein.
In consideration of the foregoing and the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
Article 1
DEFINITIONS
Section 1.01.    Definitions. In addition to the initially capitalized terms defined elsewhere herein, when used in this Agreement, the following terms shall have the respective meanings set forth below.
“13-Week Projection” shall mean a projected statement of sources and uses of Cash and Cash Equivalents for Borrower and its Subsidiaries on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the Loans for each week during such period.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors and partners.
“AFR” is the applicable federal rate in effect under Section 1274(d) of the Code (as of the day on which the Loan was made).
“Agreement” means this Loan Agreement and all annexes, exhibits and schedules hereto, as each may be amended from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Approved Plan Effective Date” the effective date of the Plan of Reorganization, which is July 26, 2016.

“Availability Termination Date” means the earlier to occur of (i) September 30, 2018 and (ii) the termination of the Commitment in accordance with Section 7.02 of this Agreement.
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Board of Directors” means the board of directors or similar governing body of a Loan Party.
“Borrower” has the meaning set forth in the first paragraph hereof, including its successors and assigns.
“Business Day” means any day not a Saturday, Sunday or a day on which banks are required or permitted to be closed under the laws of the State of New York.
“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash” means lawful currency of the United States of America.
“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Rating Service or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein and issued by any bank or trust company organized under, or authorized to operate as a bank or trust company under, the laws of the United States of America, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $500,000,000, and (iv) money market accounts and deposit accounts issued by any bank or trust company organized under, or authorized to operate as a bank or trust company under, the laws of the United States of America, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $500,000,000.
“Change in Control” means, at any time, the occurrence of any of the following:
(i)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any Person (including any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d), respectively, of the Exchange Act as in effect on the Effective Date)); or

(ii)    any “person” or “group” (each as used in Sections 13(d) and 14(d) of the Exchange Act as in effect on Effective Date) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act as in effect on Effective Date), directly or indirectly, in the aggregate Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations in effect from time to time thereunder.
“Commitment” has the meaning set forth in Section 2.01.
“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization entered pursuant to section 1129 of the Bankruptcy Code dated July 12, 2016, Docket No. 3038.
“Default” means an event, condition or circumstance, the occurrence of which would, with the giving of notice or the passage of time or both, become an Event of Default.
“Disqualified Equity Interest” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in (a) above, in each case at any time on or prior to the date 91 days after the earlier of the Maturity Date or the date that the Obligations hereunder are no longer outstanding, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.
“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Effective Date” means the date of this Agreement.
“Environmental Laws” means all laws (including common law), treaties, judgments, rules, regulations, orders, decrees, injunctions, permits, requirements and the like of any supranational, federal, state, local, foreign or other Governmental Authority, whether now or hereafter in effect, relating to the environment, natural resources, health, safety (respect to exposure to or releases of, any Hazardous Substances), mine reclamation, or to any pollutant, chemical or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” means an event described in Section 7.01 hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing PNC Letters of Credit” means all letters of credit issued by PNC Bank, National Association for the account of a Loan Party and/or one of its Affiliates and outstanding on the Effective Date as set forth on Schedule I.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
“Governmental Authorities” means individually and collectively the government of the United States of America or any other nation and any state, province, local or other political subdivision thereof, and any department, authority or administrative agency exercising executive, legislative, judicial, regulatory or administrative authority over the business, operations or property of the Loan Parties or their Subsidiaries.
“Guarantors” initially means the Domestic Subsidiaries of Borrower party to this Agreement as of the date hereof, and shall at any time after the date hereof also include any other Person that shall become a “Guarantor” pursuant Section 5.07 hereof.
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, petroleum, its derivatives, by-products and other hydrocarbons and any substance, waste or material regulated under any Environmental Law.
“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, credit or loan agreements or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except accrued expenses and trade accounts payable arising in the ordinary course of business and that are not past due for more than 90 days, (iv) all lease obligations of such Person as lessee that are capitalized in accordance with GAAP, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument (whether drawn or undrawn), (vi) all obligations described in any of clauses (i), (ii), (iii), (iv) or (v) above secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (vii) all Indebtedness of others guaranteed, directly or indirectly, by such Person.
“Indemnified Party” has the meaning set forth in Section 9.01(a).

“IRS” means the United States Internal Revenue Service.
“Lender” has the meaning set forth in the first paragraph hereof and shall include any successors or assigns thereof (and any subsequent successor or assignee thereof).
“Lender Expenses” mean all reasonable and documented costs and expenses of Lender, or any other holder or owner of any Obligations (including, without limitation, court costs, and reasonable and documented attorneys’ fees and expenses, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with collecting under (or attempting to collect under) or enforcement of (or attempting to enforce) the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations.
“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on contract, statute, or common law, including any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan” or “Loans” has the meaning set forth in Section 2.01.
“Loan Documents” means collectively this Agreement and the Note, and all other agreements, documents and certificates required hereunder, each as may be entered into or amended from time to time.
“Loan Parties” means Borrower and the Guarantors.
“Margin Stock” has the meaning provided in Regulation U.
“Material Adverse Effect” means (i) a material adverse change in the operations, assets, business or financial condition of Borrower and its Subsidiaries taken as a whole (excluding (x) any matters publicly disclosed prior to the Approved Plan Effective Date, and (y) the effect of any action required to be taken in connection with the Plan of Reorganization), (ii) any material adverse effect on the ability of the Loan Parties taken as a whole to perform their obligations under this Agreement or on Borrower’s ability to perform its obligations under the Note or (iii) any material adverse effect on the Lender’s rights and remedies hereunder.
“Material Indebtedness” means Indebtedness (other than Indebtedness hereunder) of Borrower and/or one or more of its Subsidiaries arising in one or more related or unrelated transactions in an aggregate principal or face amount exceeding fifteen million dollars ($15,000,000).
“Material Lease” shall mean any lease of real property or other contractual obligation in respect of Material Leased Real Property.
“Material Leased Real Property” means any real property subject to a real property lease with a Loan Party as lessee, with minimum royalties, rents or any similar payment obligations in excess of five million dollars ($5,000,000) in the most recently ended fiscal year of Borrower or such Subsidiary.
“Material Subsidiary” means any Subsidiary of Borrower that, on any date of determination, owns assets with a value in excess of ten million dollars ($10,000,000) on such date, as determined in accordance with GAAP.
“Maturity Date” means September 30, 2019.
“Note” means Borrower’s promissory note in favor of Lender evidencing Borrower’s indebtedness to Lender under the Loans, in the form of Exhibit A attached hereto, to be delivered by Borrower to Lender pursuant to Section 4.01(a), as the same may be amended, modified, restated or replaced from time to time.
“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed by any Loan Party to Lender or any other Indemnified Party pursuant to this Agreement or any other Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of any bankruptcy or insolvency proceeding.
“Permitted Financing” means (a) the exit letter of credit facility entered into by Borrower and its Subsidiaries pursuant to the Plan of Reorganization and (b) any other financing arrangement entered into by Borrower and/or its Subsidiaries with the prior written consent of the Lender.
“Permitted Financing Cash Collateral” means the Cash and Cash Equivalents (if any) held as collateral and/or reserve amounts for the benefit of the lenders in any Permitted Financing pursuant to the terms thereof.
“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies (i) in respect of which funds have been set aside to pay such amounts and extinguish liens on or as soon as practicable after the date hereof, (ii) not yet delinquent or (iii) that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or any Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; (b) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or any Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; (c) zoning restrictions, easements, trackage rights, leases, licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary or would not result in a Material Adverse Effect; (d) Liens granted by Borrower and/or its Subsidiaries under or in connection with any Permitted Financing; (e) Liens granted by Borrower and/or its Subsidiaries under or in connection with any State Settlement; (f) local, county, state and federal laws, ordinances or governmental regulations including Environmental Laws and regulations, local building and fire codes, and zoning conservation or other land use regulations now or hereafter in effect relating to any property owned, leased or licensed by the Loan Parties or any of their respective Subsidiaries; (g) Liens securing “Class 5 Claims” (within the meaning of Article II, section B(5) of the Plan of Reorganization) that have been reinstated in accordance with the Plan of Reorganization; (h) Liens on Cash and/or Cash Equivalents and any related deposit or securities accounts representing reserves established pursuant to Article V.J of the Plan of Reorganization; (i) Liens on Cash collateral securing the Existing PNC Letters of Credit; and (j) the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such mine and as to be conducted following the Effective Date: (i) encumbrances typically found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (ii) rights and easements of owners (A) of undivided interests in any of the real property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (B) of interests in the surface of any real property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (C) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (D) and lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such Loan Party or Subsidiary; (iii) with respect to any real property in which Borrower or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns); (iv) farm, grazing, hunting, recreational and residential leases with respect to which Borrower or any Subsidiary is the lessor encumbering portions of the real properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such real properties; (v) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (vi) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other Person; and (vii) rights of repurchase or reversion when mining and reclamation are completed.
“Person” means any individual, corporation, limited liability company, partnership, business trust, joint venture, Governmental Authority or other entity.
“Plan of Reorganization” means that certain Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession as confirmed by the Bankruptcy Court in the Confirmation Order in connection with the Cases.
“Responsible Officer” means, with respect to any Loan Party, each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer and the Controller of such Loan Party.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country (except any U.S. Person with a location in a Sanctioned Country pursuant to an OFAC license), or (c) any Person owned fifty percent or more by any Person or Persons described in clause (a).
“State Settlement Cash Collateral” means, with respect to any State Settlement, the Cash and Cash Equivalents (if any) held as collateral for the benefit of the Governmental Authority (or its agent) party to such State Settlement.
“State Settlements” means any settlements approved by the Bankruptcy Court among the Reorganized Debtors, Lender and any state or federal environmental regulatory agencies related to ongoing regulatory compliance obligations.
“Subsidiary” of any Person means any corporation, partnership, limited liability company or other entity of which such Person, directly or indirectly, now or in the future, owns more than fifty percent (50%) of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person, and any partnership in which such Person is a general partner or managing member.
“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Article 2
CREDIT FACILITY
Section 2.01.    Commitment to Make Loans. From time to time prior to the Availability Termination Date, subject to the other provisions of this Agreement and the other Loan Documents, Lender hereby agrees to make loans to Borrower (such loans, the “Loans”) in an amount such that the aggregate principal amount of all Loans outstanding at any time shall not to exceed $35,000,000 (the “Commitment”). Subject to the terms and conditions hereof and prior to the Availability Termination Date, once borrowed and repaid, Loans may be reborrowed.
Section 2.02.    Promissory Note.

(a)        The Indebtedness of Borrower to Lender under the Loans may also be evidenced by a Note executed by Borrower in favor of Lender. The original principal amount of the Note will be the amount of the Commitment, provided, however, that notwithstanding the face amount of the Note, Borrower’s liability under the Note shall be limited to all Obligations owing hereunder.
(b)        The date and amount of each Loan made by Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded on Lender’s books and, prior to any transfer of the Note, may be endorsed by Lender on a schedule to be attached to the Note or any continuation thereof; provided that the failure of Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Note.
Section 2.03.    Use of Proceeds. The proceeds of all borrowings of Loans shall be used for lawful general corporate purposes of Borrower and its Subsidiaries.
Section 2.04.    Repayment. Without limiting the effect of any provision hereof requiring repayment or prepayment at an earlier date, the aggregate outstanding balance of Loans shall be due and payable on the Maturity Date.
Section 2.05.    Interest.
(a)    Subject to clause (b) below, prior to maturity, each Loan shall bear interest at a rate per annum equal to the lesser of (i) AFR and (ii) 2%. Interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred and sixty-five (sixty-six) (365/366) days.
(b)    Notwithstanding the foregoing, upon Lender’s written request after the occurrence and during the continuance of an Event of Default (provided that no such written request shall be required upon the occurrence of an Event of Default described in Section 7.01(e) or Section 7.01(f)), Borrower hereby agrees to pay to Lender interest on the outstanding principal balance of the Loans and, to the extent permitted by law, overdue interest with respect thereto, in each case at the rate of two percent (2%) per annum in excess of the rate then applicable to each Loan then outstanding.
(c)    Interest shall be due and payable on the last Business Day of each fiscal quarter of Borrower and on the Maturity Date. Without limitation of the foregoing or any other provision hereof, if any amount of any Loan is prepaid or repaid on any date that is not the last Business Day of such fiscal quarter, such prepayment or repayment shall be accompanied by payment of all accrued and outstanding interest with respect thereto (and all amounts received in connection with such prepayment or repayment shall be and be deemed first applied to such accrued and unpaid interest).
Section 2.06.    Loans. From time to time prior to the Availability Termination Date, Borrower may request Loans on any Business Day upon telephone, fax or other written notice to Lender’s designated representative (with any such notice promptly (and on the same day) followed by a written Loan notice in the form attached hereto as Exhibit B) not less than ten (10) Business Days prior to the date on which the Loan is to be funded. Each request for a Loan shall identify the account to which such Loan is to be made or to which such Loan is to be wired or other appropriate instructions, the amount of the Loan and the date on which the Loan is requested to be funded. Subject to satisfaction of the terms and conditions hereof, Lender shall make the requested Loan available to Borrower by crediting the amount of such Loan to Borrower’s designated account not later than four o’clock (4:00) p.m. eastern time on the day for funding of the requested Loan.
Section 2.07.    Termination and Reduction of Commitment. The Commitment provided for hereunder shall terminate on the Availability Termination Date. From time to time, Borrower may, upon written notice to Lender, permanently reduce the Commitment in whole or in part.
Section 2.08.    Prepayment; Repayment. Loans may be prepaid, without premium or penalty at any time. Any mandatory prepayment or repayment made prior to the applicable interest due date (as described in Section 2.05(c)) shall be applied to principal of the Loan outstanding, and all prepayments or repayments made on an interest due date shall be applied first to accrued and unpaid interest, then to principal of the Loan outstanding.
Section 2.09.    Payments. All payments of principal, interest and other amounts due hereunder, including any prepayments thereof, shall be made by Borrower to Lender in immediately available funds before four o’clock (4:00) p.m. eastern time on any Business Day at the office of Lender set forth in Section 9.06 or as otherwise directed by Lender to Borrower in writing from time to time.
Section 2.10.    Mandatory Prepayments.
(a)    Overdrawn Amounts. Without limiting the effect of clause (b) below, if at any time the aggregate principal amount of Loans outstanding hereunder shall exceed the amount of the Commitment then in effect, Borrower shall promptly (within one (1) Business Day) repay the Loans in the amount necessary such that the aggregate amount of all Loans outstanding shall no longer exceed the amount of the Commitment.
(b)    Cash Balances. If the amount of Cash and Cash Equivalents (other than (i) the proceeds of outstanding Loans, (ii) the Permitted Financing Cash Collateral and (iii) all State Settlement Cash Collateral and (iv) any other restricted Cash and Cash Equivalents that are reserved pursuant to an order entered by the Bankruptcy Court as contemplated in Article V.J of the Plan of Reorganization) of Borrower and its Subsidiaries (on a consolidated basis) exceeds $20,000,000 (including actual (as opposed to projected) results as may be indicated on any applicable 13-Week Projection) as of the end of any calendar quarter ending on or prior to September 30, 2018, then, promptly, but in any event within ten (10) Business Days after any such calendar quarter-end, Borrower shall repay the Loans in the amount of such excess. If the amount of Cash and Cash Equivalents (other than (i) the proceeds of outstanding Loans, (ii) the Permitted Financing Cash Collateral, (iii) all State Settlement Cash Collateral and (iv) any other restricted Cash and Cash Equivalents that are reserved pursuant to an order entered by the Bankruptcy Court as contemplated in Article V.J of the Plan of Reorganization) held by Borrower and its Subsidiaries (on a consolidated basis) exceeds $30,000,000 as of the end of any calendar quarter ending after September 30, 2018, then, promptly, but in any event within ten (10) Business Days after any such calendar quarter-end, Borrower shall repay the Loans in the amount of such excess.

Article 3
REPRESENTATIONS AND WARRANTIES
The Loan Parties represent to Lender, on behalf of themselves and their Subsidiaries, as follows:
Section 3.01.    Organization and Good Standing. Borrower and each of its Subsidiaries is an entity duly existing under the laws of the jurisdiction in which it is incorporated or organized, as applicable, and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect.
Section 3.02.    Power and Authority: Validity of Agreement. Subject to the entry of the Confirmation Order, each Loan Party has the partnership, corporate or other power and authority to enter into and perform each Loan Document to which it is a party; and subject to the entry of the Confirmation Order, all actions necessary or appropriate for its execution and performance of such Loan Documents have been taken, and, upon their execution, and assuming due execution, delivery and performance by Lender, if required, the same will constitute the valid and binding obligations of such Loan Party, enforceable in accordance with their terms subject to the effect of applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles limiting the availability of equitable remedies.
Section 3.03.    No Violation of Laws or Agreements. Except as could not reasonably be expected to have a Material Adverse Effect, the making and performance of this Agreement, the Note and the other Loan Documents by each Loan Party do not violate any provisions of any law or regulation, federal, state or local, or any Loan Party’s organizational documents or result in any breach or violation of, or constitute a default under, any material agreement or material instruments by which either such Loan Party or its property may be bound, except for cases in which consents and/or approvals have heretofore been given, made or received.
Section 3.04.    Compliance. Such Loan Party and each of its Subsidiaries have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from such Loan Party’s failure to comply with ERISA that is reasonably likely to result in such Loan Party incurring any liability that could reasonably be expected to have a Material Adverse Effect. Such Loan Party is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Such Loan Party has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Such Loan Party and each Subsidiary of such Loan Party have filed or caused to be filed all federal income Tax returns and all other material Tax returns required to be filed, and all such Tax returns are true and complete in all material respects, and, subject to the claims reconciliation process in the Cases, have paid, or have made adequate provision for the payment of, all Taxes reflected therein except those being contested in good faith with adequate reserves under GAAP.

Section 3.05.    Litigation. There are no actions, suits, litigations, proceedings, orders, decrees or claims (at law or in equity) that are pending or, to the best of its knowledge or information, threatened against any Loan Party or any Subsidiary thereof, before any court, administrative agency, or arbitrator, which, if adversely resolved, would have a Material Adverse Effect.
Section 3.06.    Environmental Matters. After giving effect to the Confirmation Order and the effectiveness of the State Settlements, there are no liabilities or obligations of or relating to any Loan Party or any Subsidiary thereof, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Hazardous Substance which, individually or in the aggregate, would have a Material Adverse Effect, and, to the best of each Loan Party’s knowledge or information there are no facts, conditions or circumstances which would reasonably be expected result in or be the basis for any such liabilities or obligations which, individually or in the aggregate, would have a Material Adverse Effect.
Section 3.07.    Title to Assets. Each Loan Party has good and marketable title to or a valid leasehold interest in (or holds pursuant to a valid license) all of its properties and assets material to the operation and conduct of its/their business free and clear of any Liens, except for Liens that will be terminated on the Effective Date and Permitted Liens.
Section 3.08.    Accuracy of Information.
(a)    All information furnished to Lender and its affiliates concerning the financial condition of the Loan Parties and their Subsidiaries has been prepared in accordance with GAAP in all material respects, except as otherwise disclosed therein, and fairly presents the financial condition of the Loan Parties and their Subsidiaries as of the dates and for the periods covered and discloses all liabilities required to be disclosed under GAAP, and there has been no material adverse change in the financial condition or business of Loan Parties from the date of such statements to the date hereto; and
(b)    Neither this Agreement, the other Loan Documents, or any other documents furnished by or on behalf of Borrower or its Subsidiaries to Lender in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. Borrower has disclosed to Lender in writing any and all facts which, to its knowledge, materially and adversely affect the business, properties, operations or condition, financial or otherwise, of Borrower, its Subsidiaries or any of their ability to perform their obligations under this Agreement, the Note and the other Loan Documents.
Section 3.09.    Consents. Subject to the entry of the Confirmation Order, the Loan Parties and their Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of such Loan Party’s business as currently conducted.
Section 3.10.    Use of Proceeds. No part of the Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Loan will violate or be inconsistent with the provisions of

Regulation T, U or X of the Board of Governors of the Federal Reserve System. Not more than 25% of the value of the assets of Borrower and its Subsidiaries taken as a whole is represented by Margin Stock.
Section 3.11.    Anti-Corruption Laws and Sanctions. Borrower, its Subsidiaries and, to the knowledge of Borrower, its officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower or such Subsidiary, any of their respective directors, officers or employees or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
Article 4
CONDITIONS
Section 4.01.    Effectiveness. The effectiveness of this Agreement and obligation of Lender to make the initial Loans shall be subject to satisfaction of the following conditions, including Lender’s receipt of the documents referred to below, each in form and substance satisfactory to Lender (unless waived by Lender in writing):
(a)    Agreement. This Agreement duly executed by Borrower and each Guarantor.
(b)    Promissory Note. The Note duly executed by Borrower.
(c)    Representations and Warranties. All representations and warranties set forth herein and in the other Loan Documents shall be true and correct as of the Effective Date in all material respects (except to the extent such representation or warranty is qualified by materiality, in which such case, in all respects).
(d)    No Default or Event of Default. No Event of Default or Default shall exist, or would result immediately after giving effect to the effectiveness of this Agreement.
(e)    Officer Certificate. Lender shall have received a certificate executed by a Responsible Officer of Borrower certifying as to the matters set forth in Section 4.01(c) and (d).
(f)    Plan of Reorganization; State Settlements. Lender shall have received evidence, in form and substance satisfactory to Lender that prior to the date hereof or concurrently herewith the Approved Plan Effective Date shall have occurred, and the Confirmation Order shall be valid, subsisting and continuing.
Section 4.02.    Additional Condition to Each Loan. The obligation of Lender to make each Loan hereunder, including the initial Loan, is further subject to the following conditions:
(a)    Representations and Warranties. All representations and warranties set forth herein and in the other Loan Documents shall be true and correct as if made on the date of such Loan in all material respects (except to the extent such representation or warranty is qualified by materiality, in which such case, in all respects).

(b)    No Default or Event of Default. (i) No Default or Event of Default shall have occurred and be continuing on the date of such Loan or be caused by such Loan and (ii) immediately prior to and after giving effect to the borrowing of such Loan, no default shall have occurred or be continuing in respect of any Material Indebtedness of the Borrower and its Subsidiaries.
(c)    Borrowing Notice. Lender shall have received a completed Loan request, in the form attached hereto as Exhibit B, accompanied by any other documents or information reasonably required by Lender in connection therewith.
(d)    Cash Balance Certificate. After giving effect to such Loans the balance of Cash and Cash Equivalents (other than (i) the Permitted Financing Cash Collateral, (ii) all State Settlement Cash Collateral and (iii) any other restricted Cash and Cash Equivalents that are reserved pursuant to an order entered by the Bankruptcy Court as contemplated in Article V.J of the Plan of Reorganization) held by Borrower and its Subsidiaries (on a consolidated basis) shall not exceed $20,000,000 and Lender shall have received a certificate executed by the Chief Financial Officer of Borrower certifying to the same.
Each request for a Loan shall be deemed to be a representation by Borrower that the conditions set forth above in this Section 4.02 shall be satisfied as of the date of such Loan.
Article 5
AFFIRMATIVE COVENANTS
Each Loan Party covenants that, until payment in full of all Obligations, and for so long as Lender may have any Commitment hereunder, each Loan Party shall and shall cause its Subsidiaries to do the following:
Section 5.01.    Good Standing and Government Compliance. (a) Each Loan Party shall maintain its, and each of its Subsidiaries’ (i) limited liability company, partnership or corporate existence, as applicable, unless (other than in the case of Borrower) the failure to maintain any such existence could not reasonably be expected to have a Material Adverse Effect, and (ii) good standing in its respective jurisdiction of organization or incorporation and, as applicable, shall maintain qualification and good standing in each other jurisdiction in which the failure to maintain good standing could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall, and shall cause each of its subsidiaries to, comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder, except, in each case, to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall comply, and shall cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject (including any zoning, mining, building ordinance, code or approval), and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
Section 5.02.    Financial Statements, Reports. Certificates.

(a)    Borrower shall deliver to Lender:
(i)    within forty-five (45) days after the end of Borrower’s fiscal quarter, unaudited consolidated balance sheets, income statements and statements of cash flows covering each Loan Party and its Subsidiaries’ operations during such period, prepared in accordance with GAAP, in a form reasonably acceptable to Lender, certified by a Responsible Officer and accompanied by an executed Compliance Certificate in the form attached hereto as Exhibit C; and
(ii)    within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements (including balance sheets, income statements and statements of cash flows) of Borrower and its consolidated Subsidiaries prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender.
(b)    At any time a Loan is outstanding hereunder (but only if a Loan is outstanding), Borrower shall deliver to Lender:
(i)    commencing with the borrowing of the initial Loan (or if such initial Loan has been repaid prior to the borrowing of any Loan, the borrowing of such Loan thereafter), on the Thursday of the immediately succeeding calendar week following such borrowing and on the first Thursday of every month thereafter, a 13-Week Projection (it being agreed that if there are multiple borrowings outstanding at any time, the obligation to deliver the 13-Week Projection shall commence from the earliest to occur of such borrowings);
(ii)    promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against such Loan Party or any Subsidiary thereof that, if adversely resolved, could result in a Material Adverse Effect; and
(iii)    such sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Lender may reasonably request from time to time.
(c)    As soon as available, but in any event not later than January 15 of each calendar year, each Loan Party’s financial and business projections and budget on a monthly basis for such year, with evidence of approval thereof by each Loan Party’s Board of Directors (such Loan Party shall deliver Board of Directors approved revisions to such projections within fifteen (15) days after such approval thereof).
(d)    Borrower shall deliver notice to Lender promptly upon becoming aware of the occurrence or existence of a Default or Event of Default hereunder.
Section 5.03.    Taxes. Such Loan Party shall make, and cause each of its Subsidiaries to make, due and timely payment of all material federal, state, and local Taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income

Taxes; provided that such Loan Party or a Subsidiary of such Loan Party need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or its Subsidiary, as applicable or is otherwise subject to the claims reconciliation process in the Cases.
Section 5.04.    Insurance. The Loan Parties and their Subsidiaries, at their expense, shall keep the all of their properties owned by any of them insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Loan Party’s or its Subsidiaries’ (as applicable) business is conducted. Each Loan Party shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to such Loan Party’s.
Section 5.05.    [Reserved].
Section 5.06.    Maintenance of Properties. Except as could not be reasonably be expected to have a Material Adverse Effect, the Loan Parties will maintain their properties in good working order and repair, reasonable wear and tear excepted.
Section 5.07.    Additional Guarantors. If any Loan Party acquires or creates a Domestic Subsidiary that is a Material Subsidiary after the Effective Date, then Borrower shall, within 30 Business Days of the date on which such Subsidiary was acquired or created, cause each such Subsidiary to execute a joinder to this Agreement in order for such Subsidiary to become a Guarantor hereunder.
Section 5.08.    State Settlements. Borrower and its Subsidiaries shall comply with the terms of the State Settlements unless the failure to comply could not reasonably be expected to have a Material Adverse Effect.
Section 5.09.    Compliance with Leases. Except as could not be reasonably be expected to have a Material Adverse Effect, the Loan Parties shall make all payments and otherwise perform all obligations in respect of all Material Leases to which any Loan Party is a party, keep such Material Leases in full force and effect and not allow such Material Leases to lapse or be terminated or any right to be forfeited or cancelled.
Article 6
NEGATIVE COVENANTS
So long as the Commitment remains in effect or any Obligations remain outstanding, the Loan Parties covenant and agree that, without Lender’s prior written consent, none of the Loan Parties will, nor will they permit any of their respective Subsidiaries to:
Section 6.01.    Change in Location; Change in Business. Change its status as a U.S. person for U.S. tax purposes, become a resident for tax purposes in any jurisdiction other than the United States or any other subdivision thereof or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party.

Section 6.02.    Mergers or Acquisitions. Directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or sell, assign, lease, transfer, convey or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)    any Subsidiary may merge with (x) Borrower, provided, that Borrower shall be the continuing or surviving Person, or (y) any one or more other Subsidiaries, provided, that when any Subsidiary that is a Loan Party is merging with another Subsidiary, the Loan Party shall be the continuing or surviving Person;
(b)    any Subsidiary may sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of its assets (upon dissolution, liquidation or otherwise) to Borrower or to another Subsidiary; provided, that if the transferor in such a transaction is a Loan Party, then the transferee must either be Borrower or another Loan Party; provided, further, that if such Subsidiary is dissolving or liquidating its assets and is not a Material Subsidiary, distributions of its assets or the proceeds thereof may also be made to creditors and other claimants legally entitled to receive such proceeds;
(c)    any Subsidiary that is not a Material Subsidiary may sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of its assets (upon dissolution, liquidation or otherwise) to a third party; provided that such Subsidiary has permanently ceased to generate income and/or is operating at a loss; and provided, further, that such Subsidiary provides to Lender at least ten (10) days’ prior written notice of the transaction;
(d)    the sale of idle mines, mines in reclamation, and any other mine or site at which the Loan Party has ceased ordinary course operations and any other sales, leases, transfers, conveyances or other dispositions permitted under any Permitted Financing; and
(e)    Borrower and any Subsidiary may merge or consolidate with any other Person in a transaction in which Borrower or such Subsidiary is the surviving or continuing Person.
Section 6.03.    Distributions. At any time pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests, other than:
(a)    dividends or distributions payable in Equity Interests of Borrower (other than Disqualified Equity Interests);
(b)    dividends or distributions payable to Borrower or any Subsidiary, and payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by any Subsidiary to the holders of its Equity Interests (other than holders that are Affiliates of Borrower, except for those holders that are Affiliates solely as a result of their ownership of such Equity Interests) on a pro rata basis;
(c)    the repurchase of Equity Interests deemed to occur upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of Borrower or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance; and
(d)    distributions by any Subsidiary of Borrower that is not a Material Subsidiary in connection with the dissolution or liquidation of any of Borrower’s subsidiaries to any Person legally entitled to receive such distributions.
For the avoidance of doubt, nothing in this Section 6.03 shall prohibit the making of any Reorganized ANR Contingent Revenue Payment (as defined in the Plan Reorganization) and the Loan Parties shall not be required to obtain the Lender’s consent prior to making any such Reorganized ANR Contingent Revenue Payment.
Section 6.04.    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Loan Party (other than Lender and its Affiliates) except for transactions that are in the ordinary course and upon fair and reasonable terms that are not materially less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person; provided that the foregoing restrictions shall not apply to: (a) transactions between or among Borrower and its Subsidiaries and (b) payments permitted pursuant to Section 6.03.
Section 6.05.    Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (b) for any purpose other than those described in Section 2.03. Borrower will not request any Loan, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Article 7
DEFAULT
Section 7.01.    Events of Default. Each of the following events shall be an Event of Default hereunder:
(a)    Payment. If Borrower shall fail to pay any installment of principal under any Loan when due or, within five (5) Business Days of when due any interest or any other sum payable to Lender hereunder or otherwise; or
(b)    Covenant Default.

(i)    If any Loan Party fails to perform any obligation under Section 5.01(a)(i) (with respect to Borrower) or Section 5.02(a), (b)(i) or (d) or violates any of the covenants or agreements contained in Article 6 of this Agreement; or
(ii)    If any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clause (i) above), the Note, or any of the other Loan Documents to which it is a party and, if capable of being remedied, such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been received by Borrower from Lender; or
(c)    [Reserved.]
(d)    Cross-Acceleration. If as a result of the occurrence of any event or condition, any Material Indebtedness of any Loan Party or any Subsidiary thereof shall be accelerated or declared to be due and payable or shall be required to be prepaid (other than by a regularly-scheduled required prepayment) in whole or in part prior to its stated maturity; or
(e)    Voluntary Bankruptcy. If Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or a material part of its assets, (ii) make a general assignment for the benefit of its creditors, or (iii) commence a voluntary case for relief as a debtor under the Bankruptcy Code or under any other applicable law, or file a petition seeking reorganization, insolvency, readjustment of debts, dissolution or liquidation; or
(f)    Involuntary Bankruptcy. If an involuntary case under the Bankruptcy Code shall be commenced against Borrower or any of its Material Subsidiaries or a petition shall be filed against Borrower or any of its Material Subsidiaries seeking similar relief under any other applicable law and such case or petition shall remain undismissed for sixty (60) days after the filing or commencement thereof; or
(g)    Invalidity. This Agreement or any other Loan Document (or any material provision of either thereof) shall cease to be in full force and effect (or shall be declared by a court to be null and void) (other than any Loan Document not in full force and effect with respect to any non-Material Subsidiary) or shall be asserted to be invalid or unenforceable by any Loan Party or any Affiliate thereof or any Loan Party shall deny its liability thereunder; or
(h)    Judgments; Settlements. If one or more judgments, orders, decrees or arbitration awards requiring Borrower and/or its Subsidiaries to pay an aggregate amount of fifteen million dollars ($15,000,000) or greater (and that is not reimbursed by third party insurance) shall be rendered against Borrower and/or its Subsidiaries and the same shall not have been vacated or stayed within thirty (30) days thereafter; or
(i)    State Settlements. Termination of any State Settlement as a result of Borrower or any of its Subsidiaries breaching or otherwise failing to perform any or all of its obligations or agreements in respect of such State Settlement, which termination results in a Material Adverse Effect; or
(j)    Change of Control. A Change in Control shall occur.

Section 7.02.    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Loan Party:
(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable and all Commitments hereunder terminated (provided that upon the occurrence of an Event of Default described in Section 7.01(e) or Section 7.01(f), all Obligations shall become due and payable and all Commitments hereunder terminate, in each case, automatically and immediately, without need for any action by Lender);
(b)    Cease advancing money or extending credit to or for the benefit of Loan Parties, or any of them, under this Agreement or under any other agreement between Loan Parties, or any of them, and Lender; and
(c)    Set off and apply to the Obligations against any and all (i) balances and deposits of Loan Parties, or any of them, held by Lender (if any), and (ii) indebtedness at any time owing to or for the credit or the account of Loan Parties, or any of them, held by Lender.
Section 7.03.    Remedies Cumulative; No Waiver. All rights and remedies of Lender shall be cumulative to the fullest extent allowed by law. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on any Loan Party’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Loan Party expressly agrees that this Section 7.03 may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.
Section 7.04.    Demand; Protest. Except as otherwise provide in this Agreement, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
Article 8
GUARANTEE
Section 8.01.    Guarantee. Each Loan Party unconditionally guarantees, jointly and severally with the other Loan Parties, the due and punctual payment and performance of the Obligations. Each Loan Party further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Loan Party waives presentment to, demand of payment from and protest to Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
Section 8.02.    Guarantee of Payment. Each Loan Party further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by Lender to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other person.
Section 8.03.    No Limitations, etc.
(a)    The obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:
(i)    the failure of Lender to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;
(ii)    any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Loan Party under this Agreement;
(iii)    the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by Lender for the Obligations;
(iv)    any default, failure or delay, willful or otherwise, in the performance of the Obligations;
(v)    any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations);
(vi)    the existence of any claim, set-off or other rights that the Guarantor may have at any time against Borrower, Lender, or any other entity or Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and
(vii)    any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by Lender that might otherwise constitute a defense to, or a legal or equitable discharge of, Borrower or the Guarantor or any other guarantor or surety.
(b)    To the fullest extent permitted by applicable law, each Loan Party waives any defense based on or arising out of any defense of Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. Lender may, at its election, compromise or adjust any part of the Obligations, make any other accommodation with Borrower or any other Loan Party or exercise any other right or remedy available to them against Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash and discharged. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against Borrower or any other Loan Party, as the case may be.
Section 8.04.    Reinstatement. Each Loan Party agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by Lender upon the bankruptcy or reorganization of Borrower, any other Loan Party or otherwise.
Section 8.05.    Agreement to Pay; Subrogation and Subordination.
(a)    In furtherance of the foregoing and not in limitation of any other right that Lender has at law or in equity against any Loan Party by virtue hereof, upon the failure of Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Loan Party hereby promises to and will forthwith pay, or cause to be paid, to Lender in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to Lender as provided above, all rights of such Loan Party against Borrower, or other Loan Party or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Sections 8.05(b), (c) and (d).
(b)    In addition to all such rights of indemnity and subrogation as the Loan Parties may have under applicable law (but subject to Section 8.05(d)), Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of Borrower, Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to this Agreement to satisfy in whole or in part an Obligation of Borrower, Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
(c)    Each Guarantor agrees (subject to Section 8.05(d)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation owed to Lender and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by Borrower as provided in Section 8.05(b), the contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of such contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.07, the date of the supplement hereto executed and delivered by such Guarantor). Any contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 8.05(c) shall be subrogated to the rights of such Claiming Guarantor under Section 8.05(b) to the extent of such payment.
(d)    Notwithstanding any provision of this Agreement to the contrary, all rights of the Loan Parties under Sections 8.05(b) and 8.05(c) and all other rights of indemnity, contribution or subrogation of the Loan Parties under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of Borrower or any Guarantor to make the payments required by Sections 8.05(b) and 8.05(c) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Loan Party with respect to its obligations hereunder, and each Loan Party shall remain liable for the full amount of the obligations of such Loan Party hereunder. Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.
Section 8.06.    Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the financial condition and assets of Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that Lender will have no duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
Article 9
MISCELLANEOUS
Section 9.01.    Indemnification; Release; Expenses.
(a)    Borrower hereby agrees to defend Lender and each of their respective directors, officers, agents and employees (each an “Indemnified Party”) from, and hold each of them harmless against, any and all losses and liabilities (including without limitation settlement costs and amounts, transfer Taxes, documentary Taxes, or assessments or charges made by any Governmental Authority), claims, damages, settlement costs, interest, judgments, costs, or expenses, including without limitation, reasonable and documented out of pocket fees and disbursements of one primary legal counsel (and such local or specialty counsels as shall be reasonably necessary) (collectively, “Losses”), incurred by or asserted against any of them arising out of, in connection with or by reason of this Agreement, the Commitment, the making of the Loan or any Loan Document, or the use of the proceeds of the Loan by Borrower or its Subsidiaries, including Losses relating to any Environmental Law or Hazardous Substance; provided, however, that Borrower shall not be liable for any portion of such Losses resulting from the gross negligence or willful misconduct of an Indemnified Party. Borrower hereby releases Lender and its affiliates and each of their respective directors, officers, agents, and employees from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them not resulting from their gross negligence, material breach of contractual obligation under any Loan Document or willful misconduct. All obligations provided for in this Section 9.01 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

(b)    If Loan Parties, or any of them, fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may make payment of the same or any part thereof. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.
Section 9.02.    Binding and Governing Law; Jurisdiction.
(a)    This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed as to their validity, interpretation and effect by the laws of the State of New York (without regard to the conflict of law principles set forth therein).
(b)    Each party hereto (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan in the City of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; (ii) agrees that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other court to whose jurisdiction the applicable party is or may be subject, by suit upon judgment; (iii) consents that any such action or proceeding may only be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address provided for in Section 9.06; and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
Section 9.03.    Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided, however, that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.
Section 9.04.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 9.05.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

Section 9.06.    Notices. All notices, demands, or other communications pursuant hereto shall be in writing and sent by certified mail (return receipt requested), nationally recognized overnight courier services, charges prepaid, telex or telecopy or electronic mail. All notices shall be deemed to have been given or made (i) in the case of notice sent by mail or courier, when received by the applicable addressee at its address set forth below, or (ii) in the case of notice sent by telex or telecopy or electronic mail, when sent to the applicable addressee at its applicable facsimile number or e-mail address set forth below but only to the extent confirmation of receipt is received by the sender (as such addresses and facsimile numbers may be changed from time to time by notice by one party to the other party):
(a)    If to a Loan Party:
c/o ANR, Inc.
300 Running Right Way
Julian, WV 25528
Attention: Drew McCallister
Telephone: (304)-369-8961
E-mail: dmccallister@alphanr.com

(b)    If to Lender:
Contura Energy, Inc.
P.O. Box 848
Bristol, TN 37664-0700
Attention: Andy Eidson, Mark Manno
Telephone: (276)-285-2099 (until August 30, 2016)
(423)-573-0300 (after August 30, 2016)
Facsimile: (276)-628-3116 (until August 30, 2016)
(423)-573-0448 (after August 30, 2016)
E-mail: andy.eidson@conturaenergy.com; mark.manno@conturaenergy.com

Section 9.07.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed by the party against whom enforcement is sought.
Section 9.08.    Waiver of Jury Trial. BORROWER AND LENDER EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CLAIM, DEMAND OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANYWAY CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE DEALINGS BETWEEN THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned, have executed this Agreement the day and year first above written.

CONTURA ENERGY, INC., as Lender
By:
Name:
Title:

ANR, INC., as Borrower
By:
Name:
Title:

[Signature Page to Loan Agreement]

ALEX ENERGY, LLC
ALPHA COAL SALES CO., LLC
ALPHA NATURAL RESOURCES, LLC
AMFIRE MINING COMPANY, LLC
ARACOMA COAL COMPANY, LLC
BANDMILL COAL LLC
BLACK CASTLE MINING COMPANY, LLC
BROOKS RUN MINING COMPANY, LLC
BROOKS RUN SOUTH MINING, LLC
DELBARTON MINING COMPANY, LLC
ELK RUN COAL COMPANY, LLC
ENTERPRISE MINING COMPANY, LLC
GOALS COAL COMPANY
HIGHLAND MINING COMPANY
INDEPENDENCE COAL COMPANY, LLC
JACKS BRANCH COAL COMPANY
KANAWHA ENERGY COMPANY, LLC
KEPLER PROCESSING COMPANY, LLC
KINGSTON MINING, INC.
LITWAR PROCESSING COMPANY, LLC
MARFORK COAL COMPANY, LLC
MILL BRANCH COAL LLC
NORTH FORK COAL CORPORATION
OMAR MINING COMPANY, LLC
PIGEON CREEK PROCESSING CORPORATION
PIONEER FUEL CORPORATION
POWER MOUNTAIN COAL COMPANY, LLC
REPUBLIC ENERGY, LLC
RIVERSIDE ENERGY COMPANY, LLC
ROAD FORK DEVELOPMENT COMPANY, LLC
ROCKSPRING DEVELOPMENT, INC.
RUM CREEK COAL SALES, INC.
SIDNEY COAL COMPANY, LLC
SPARTAN MINING COMPANY, LLC
STIRRAT COAL COMPANY, LLC
TRACE CREEK COAL COMPANY

as Guarantors

By:
Name:
Title:

[Signature Page to Loan Agreement]